Exhibit 10.1

ORIGINAL

RELEASE OF CLAIMS – GENERAL RELEASE

This Release of Claims – General Release (“Release”) is effective as of the date provided for in Section 13 below, and is made by and between Richard Harrison Arnett (“Employee”) and Callaway Golf Company, a Delaware corporation (the “Company”), pursuant to the Officer Employment Agreement entered into as of June 18, 2012 between the parties (the “Agreement”). This Release is entered into in light of the fact that Employee’s employment with the Company will end on August 30, 2019 in accordance with Section 7(f) of the Agreement (mutual agreement), and Employee will be eligible to receive agreed-upon severance.

1.    Separation Payments. In exchange for Employee’s performance in accordance with the terms of this Release, the Company agrees to provide the following (collectively the “Separation Payments”):

(a)

Employee may keep the MacBook Pro Laptop provided to him for use during his employment, as well as the golf clubs provided to Employee through the Officer Club Program. All Company information shall be wiped from the laptop prior to release to Employee. In addition, the Company cell phone number used by Employee while employed at the Company will be transferred to Employee following his final date of employment. If a cell phone (Company or personal) utilized by Employee has any Company information on it, all Company information shall be wiped from the phone on the final date of employment. These items are referred to herein collectively as the “Release Payment”.

(b)

Annual incentive payment for calendar year 2019, pro-rated for the period January 1, 2019 through August 30, 2019, at the incentive target percentage rate of 55% of Employee’s 2019 annual base salary, should an annual incentive payment be made to all other then-current officers of the Company. Actual incentive payout will be calculated and adjusted based upon final calendar year corporate financial results relative to pre-determined performance metrics and associated payout modifiers at each level of performance, and may result in the final amount being lower or higher than the stated target amount. Payment, if any, shall be made when all other incentive payments are made, generally, in the first quarter of 2020 (“Annual Incentive Payment”).

(c)

Vesting of PSU’s granted to Employee on February 6, 2017 (Grant No. 02061703), which are scheduled to vest on February 6, 2020 (“Vested PSU’s”). The payment of any performance-based long-term incentive compensation awards shall be paid after the completion of the relevant performance period and the evaluation of whether, and the degree to which, the performance criteria have been met.

Except as otherwise expressly provided in Sections 4 and 5, the parties agree that each of their mutual promises and obligations under this Release shall suffice as full and adequate consideration for their obligations under this Release.

2.    Employee’s Commitments.

(a)    Release. In exchange for the Release Payment, Employee agrees to the following:

(i)    Employee hereby irrevocably and unconditionally releases and forever discharges the Company, its predecessors, successors, subsidiaries, affiliates and benefit plans, and each and every past, present and future officer, director, employee, representative and attorney of the Company, its, predecessors, successors, subsidiaries, affiliates and benefit plans, and their successors and assigns (collectively referred to herein as the “Releasees”), from any, every, and all charges, complaints, claims, causes of action, and lawsuits of any kind whatsoever, including, to the extent permitted under the law, all claims which Employee has against the Releasees, or any of them, arising from or in any way related to circumstances or events arising out of Employee’s employment by the Company, including, but not limited to, harassment, discrimination, retaliation, failure to progressively discipline Employee, termination of employment, violation of state and/or federal wage and hour laws, violations of any notice requirement, violations of the California Labor Code, or breach of any employment agreement, together with any and all other claims Employee now has or may have against the Releasees through and including Employee’s date of termination from the Company, provided, however, that Employee does not waive or release the right to enforce the Agreement, the right to enforce any stock option, restricted stock, retirement, welfare or other benefit plan, agreement or arrangement, or any rights to indemnification or reimbursement, whether pursuant to charter and by-laws of the Company or its affiliates, applicable state laws, D&O insurance policies, or otherwise. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES THAT EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY AGAINST RELEASEES BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII, THE AMERICANS WITH DISABILITIES ACT, THE CALIFORNIA FAIR HOUSING AND EMPLOYMENT ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE FAMILY MEDICAL RIGHTS ACT, THE CALIFORNIA FAMILY RIGHTS ACT OR BASED ON THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OR THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR A GOVERNMENTAL AGENCY.

(ii)    Employee understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Release is executed are not waived. Nothing in this Release shall be construed to prohibit Employee from exercising Employee’s right to file a charge with the Equal Employment Opportunity Commission or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

(iii)    Employee understands and agrees that if Employee files such a charge, the Company has the right to raise the defense that the charge is barred by this Release.

(b)    Section 1542 Waiver. Employee also waives all rights under Section 1542 of the Civil Code of the State of California. Section 1542 provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(c)    Covenant Not to Contest Restrictions. Employee agrees that the restrictions contained in Sections 3 and 4 below are reasonable and necessary for the protection of the Company’s legitimate business interests, waives and releases any and all claims to the contrary, and further agrees not to sue or pursue any legal action or defense contesting the enforceability of the restrictions contained in Sections 3 and 4 as written.

(d)    Representation and Warranty. Employee represents and warrants that, as of the date of execution of this Release, he is not aware of any known claims against the Company.

Richard Harrison Arnett

3.    Non-Interference / Trade Secret Protection. In exchange for receipt of the Annual Incentive Payment from the Company, Employee agrees as follows:

(a)    Other Employees. For the period August 30, 2019 through December 31, 2020, Employee shall not cause or induce, or attempt to cause or induce, any person now or hereafter employed by the Company or any of its affiliates to terminate such employment. Any exceptions to this Section 3(a) must be approved in writing, on a case-by-case basis, in advance by the Company’s Chief Executive Officer, in his sole discretion. Any consent so provided shall not be deemed a continuing consent for future approvals or a waiver of any other provision of this Release.

(b)    Suppliers. For the period August 30, 2019 through December 31, 2020, Employee shall not cause or induce, or attempt to cause or induce, any person or firm supplying goods, services or credit to the Company or any of its affiliates to diminish or cease furnishing such goods, services or credit.

(c)    Non-Disparagement. For the period August 30, 2019 through December 31, 2020, Employee shall not in any way undertake to harm, injure or disparage the Company, its officers, directors, employees, agents, affiliates, vendors, products, or customers, or their successors, or in any other way exhibit an attitude of hostility toward them.

(d)    Trade Secrets / Confidentiality. Employee agrees to comply with his ongoing obligations to maintain the confidentiality of the Company’s trade secrets and proprietary information, as further described in the Employee Invention and Confidentiality Agreement signed at the outset of employment.

(e)    Material Breach. Employee understands that Employee’s breach of any of the sub-sections listed above shall be a material breach of this Release and may result in the immediate termination of the Company’s obligation to pay the Annual Incentive Payment, in addition to and not in lieu of injunctive relief to enforce the Release provision breached.

4.    Conditions of Vested PSU’s. The Company’s agreement to provide the Vested PSU’s and Employee’s agreement to abide by the terms of this Section 4, are mutually dependent items of consideration. Employee shall receive the Vested PSU’s only so long as Employee chooses not to engage (whether as an owner, employee, agent, consultant, or in any other capacity) in any business or venture that competes with the business of the Company or any of its affiliates during the period August 30, 2019 through December 31, 2020. For purposes of this Release, a competing business shall mean any business or venture engaged in manufacturing, designing, selling, licensing, marketing, promoting, distributing and/or otherwise offering (i) golf products and services, including but not limited to golf equipment, golf clubs, putters, golf balls, golf accessories, golf bags, golf components, golf training aids, golf customization tools, golf experiences, golf media and production services, etc.; (ii) golf apparel and outdoor apparel, including but not limited to clothing, headwear, footwear, gloves, accessories, etc.; (iii) travel gear, including but not limited to luggage, backpacks, travel accessories, etc.; and/or (iv) outdoor lifestyle products, including but not limited to camping and hiking equipment, etc. Notwithstanding the foregoing, a competing business shall not include a business or venture whose sole business is the production and selling of fitness/exercise apparel designed for non-golf workouts. If Employee chooses to engage in activities that do not comply with this limitation during the aforementioned period, then the Company shall have no obligation to provide the Vested PSU’s to Employee. If the vesting of the Vested PSU’s has already occurred at the time Employee chooses to engage with a competitor, then this shall be deemed a failure of the consideration provided by Employee for the Vested PSU’s and the Company shall be entitled to recoupment of the value of the Vested PSU’s from Employee.

Richard Harrison Arnett

5.    Consequences of a Validity Challenge. In the event that the restrictions in Section 4 are challenged in a legal proceeding by Employee and found unenforceable or invalid in any respect deemed material by the Company, for any reason, then this shall be deemed a failure of the mutually dependent items of consideration and the Company’s obligation to provide the Vested PSU’s will be void and rescinded. In such event, the Company shall be entitled to recoupment of the value of the Vested PSU’s provided to Employee in exchange for the unenforceable obligation, if any has been provided to Employee prior to the adverse finding of unenforceability or invalidity. The obligations and duties of Section 4 shall be separate and distinct from the other obligations and duties set forth in this Release, and any finding of invalidity or unenforceability of Section 4 shall have no effect upon the validity or invalidity of the other provisions of this Release.

6.    Cooperation Post-Termination. Employee agrees to timely cooperate with requests for information and assistance made by the Company with respect to any issues or disputes that may arise regarding business that occurred during Employee’s tenure with the Company, including, but not limited to, any pending claims or litigations.

7.    Company-Owned Property. Employee affirms that Employee has:

(a)    returned to the Company all Company-owned property, including, but not limited to, the Employee Handbook and other written policies and manuals, keys, credit cards, and badge (with the exception of the property described in Section 1(a) above);

(b)    returned to the Company all proprietary property, including all paper or electronic files containing the Company’s proprietary information, confidential business information, or trade secrets. Employee understands this obligation extends to electronic files on a home computer, personal email, USB flash drive, hard drive, or on a CD Rom; and

(c)    affirmatively checked Employee’s home computer(s) and mobile devices and confirms they contain no files or information proprietary to the Company.

As a result of the above efforts, Employee states with certainty that Employee does not now possess any Company-owned property, or paper or electronic files containing Company proprietary information, confidential business information, or trade secrets. Should Employee later locate any such equipment or information, Employee agrees: (i) to immediately contact the Company’s General Counsel for instructions on returning it to the Company, and (ii) not to share it with anyone, including competitors of the Company.

8.    Governing Law. All questions with respect to the construction of this Release, and the rights and liabilities of the parties hereto, shall be governed by the laws of Delaware; and any action (including arbitration) to enforce or construe this Release shall be brought in Kent County. The undersigned agree that the State of Delaware shall have personal jurisdiction over each of them.

9.    Binding Effect. This Release shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

10.    Irrevocable Arbitration of Disputes.

(a)    Employee and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to this Release, its interpretation, enforceability, or applicability, or relating to Employee’s employment, or the termination thereof, that cannot be resolved by mutual agreement of the parties shall be submitted to binding arbitration. This includes, but is not limited to, alleged violations of federal, state and/or local statutes, claims based on any purported breach of duty arising in contract or tort, including breach of contract,

Richard Harrison Arnett

breach of the covenant of good faith and fair dealing, violation of public policy, violation of any statutory, contractual or common law rights, but excluding workers’ compensation, unemployment matters, or any matter falling within the jurisdiction of the state Labor Commissioner. The parties agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes.

(b)    Employee and the Company agree that the arbitrator shall have the authority to issue provisional relief. Employee and the Company further agree that each has the right to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.

(c)    Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.

(d)    The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures. The arbitration shall be conducted in Wilmington, Delaware, by a former or retired judge or attorney with at least 10 years’ experience in employment-related disputes, or a non-attorney with like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator will be selected from JAMS pursuant to its Employment Arbitration Rules and Procedures. The Company shall pay the costs of the arbitrator’s fees.

(e)    The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator shall have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review.

(f)    It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery only to those matters clearly relevant to the dispute. However, at a minimum, each party will be entitled to at least one deposition and shall have access to essential documents and witnesses as determined by the arbitrator.

(g)    The provisions of this Section shall survive the termination of the Release and shall be binding upon the parties.

THE PARTIES HAVE READ SECTION 10 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

HA (Employee)	BL (Company)

11.    Advice of Counsel. The Company hereby advises Employee in writing to discuss this Release with an attorney before executing it. Employee further acknowledges that the Company will provide Employee twenty-one (21) days within which to review and consider this Release before signing

Richard Harrison Arnett

it. Should Employee decide not to use the full twenty-one (21) days, then Employee knowingly and voluntarily waives any claims that he was not in fact given that period of time or did not use the entire twenty-one (21) days to consult an attorney and/or consider this Release.

12.    Right to Revoke. The parties acknowledge and agree that Employee may revoke this Release for up to seven (7) calendar days following Employee’s execution of this Release and that it shall not become effective or enforceable until the revocation period has expired. The parties further acknowledge and agree that such revocation must be in writing addressed to “General Counsel, Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008,” and received no later than midnight on the seventh day following the execution of this Release by Employee. If Employee revokes this Release under this section, it shall not be effective or enforceable, and Employee will not receive the Separation Payments described in Section 1 above.

13.    Effective Date. If Employee does not revoke this Release in the timeframe specified in Section 12 above, the Release shall become effective at 12:01 a.m. on the eighth day after it is fully executed by the parties.

14.    Counterparts / Electronic Signature / Severability. This Release may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement. A facsimile or electronic signature shall be deemed to have the same force and effect as an original signature. In the event any provision or provisions of this Release is or are held invalid, the remaining provisions of this Release shall not be affected.

15.    Resignation of Positions. Effective August 30, 2019, Employee resigns from all positions held with the Company, its affiliates and subsidiaries, including, but not limited to, officer and Board of Director positions.

IN WITNESS WHEREOF, the parties hereto have executed this Release on the dates set forth below, to be effective as of the date set forth in Section 13 above.

Employee		Company
Callaway Golf Company, a Delaware corporation
/s/ Richard Harrison Arnett		By:	/s/ Brian P. Lynch
Richard Harrison Arnett			Brian P. Lynch, Executive Vice President, Chief Financial Officer
Dated:	8/30/19	Dated:	August 30, 2019

Richard Harrison Arnett